UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 6, 2015

Innovative Food Holdings, Inc.
(Exact name of registrant as specified in its charter)

Florida	0-9376	20-1167761
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

28411 Race Track Road, Bonita Springs, Florida	34135
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (239) 596-0204

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.  Unregistered Sales of Equity Securities

On March 6, 2015 we completed a round of financing of $3,078,998 through the sale of 3,178,420 restricted shares of our common stock at a price per share of $0.9646, primarily for the purpose of acquiring, in a block sale, the shares of Monolith Ventures Ltd, a former dissident shareholder of The Fresh Diet®, who agreed to sell its position of approximately 3 million shares at a price of $0.9646 per share. Concurrently, Monolith Ventures Ltd. has dismissed its previously reported litigation against the Company and exchanged mutual releases with the Company.  Simultaneously, we also raised an additional $1,209,596 through the sale of 943,829 restricted shares of our common stock at a price per share of $1.30.  Approximately 2.1 Million shares are subject to a one year lock up.  No warrants or other convertible securities were involved in the financing and the financing was completed by officers of the registrant without requiring the services of a placement agent.  The financing was an exempt private placement under Regulation D with offers and sales made only to “accredited investors” without the use of public advertising.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INNOVATIVE FOOD HOLDINGS, INC.

Dated: March 9, 2015	By:	/s/ Sam Klepfish
Sam Klepfish
CEO